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                                                                      Exhibit E

                                                              September 30, 1996

Swiss Reinsurance America Corporation
237 Park Avenue
New York, New York 10017

Reliance Insurance Company
55 East 52nd Street
New York, New York 10055

                  Re: Amendment of Certificate of Incorporation

Ladies and Gentlemen:

                  Reference is made to a Purchase Agreement (the "Purchase Agreement") of even date among each of you and Home State Holdings, Inc. (the "Company") pursuant to which, among other matters, each of you is purchasing shares of the Company's Series A Voting Preferred Stock (the "Series A Preferred Stock"). The undersigned is the holder of shares of the Company's Common Stock and will benefit from your investment in the Series A Preferred Stock (the "Investment"). You have indicated that you are requiring the execution of this letter agreement by the undersigned as a condition to the closing of the transactions contemplated by the Purchase Agreement, the Investment and the performance of your other obligations under the Purchase Agreement and the transactions contemplated thereby.

                  The undersigned agrees to vote all shares of the Company's Common Stock which he holds or over which he exercises discretionary voting authority as of the date of the herein referenced meeting of the Company's stockholders (the "Subject Shares") in favor of any proposal (a "Proposal") presented to the stockholders of the Company to amend the Company's Certificate of Incorporation so as (a) to permit the designation of one or more series of Preferred Stock by the Company's Board of Directors, the holders of which are entitled to vote as a class on any matter designated by such Board of Directors, whether of not such a class vote would otherwise be required by applicable law,
(b) to permit the holders of the Series A Preferred Stock to vote as a class upon any matter, including, without limitation the election of the Preferred Director and the Default Directors, as defined in the Stockholders' Agreement,
(c) to increase the number of directors of the Company to at least ten (10), or
(d) to incorporate any amendments proposed by the holders of the Series A Preferred Stock provide that any such proposed amendment does not adversely effect the interests of the undersigned.

                  Upon written request by either of you, the undersigned agrees, at least seven (7) days prior to any meeting of the Company's stockholders to consider a Proposal, to grant to you and to execute in your favor an irrevocable proxy to vote the Subject Shares in favor of the aforementioned Proposal.


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                  The undersigned acknowledges and agrees that any breach or threatened breach of the undersigned's obligations under this letter agreement will cause irreparable injury to you for which money damages will not provide an adequate remedy. Therefore, you shall be entitled to seek specific enforcement of any of such obligations before any court having equity jurisdiction. The parties hereto acknowledge and agree that such remedy of specific performance shall be your sole remedy against the undersigned for a breach of his obligations hereunder. The undersigned agrees to waive any requirement that you post a bond in connection with the granting of any such remedy of specific enforcement.

                  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

                  Please indicate your acceptance and agreement to the foregoing in the space provided below.

                                            /s/ Robert Abidor
                                            ------------------------------------
                                            Robert Abidor

SWISS REINSURANCE AMERICA CORPORATION

By /s/ Thomas L. Forsyth
  ----------------------------------
  Name:  Thomas L. Forsyth
  Title: Senior Vice President
         and General Counsel

RELIANCE INSURANCE COMPANY

By /s/ Albert A. Benchimol
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  Name:  Albert A. Benchimol
  Title: Vice President